news release
EXHIBIT 99.1

Chevron Announces Actions in Response to Market Conditions

•	Reduces 2020 capital spending plan by $4 billion, or 20%

•	Permian production guidance reduced by 20%

•	Suspends share repurchases

•	Actions protect the dividend, prioritize long-term value, and support industry leading balance sheet

SAN RAMON, Calif., March 24, 2020 - Chevron Corporation today announced several steps it is taking in response to market conditions.
“With an industry leading balance sheet and a flexible capital program, we believe Chevron is resilient and positioned to withstand this challenging environment,” said Chevron Chairman and CEO Michael Wirth. “Given the decline in commodity prices, we are taking actions expected to preserve cash, support our balance sheet strength, lower short term production, and preserve long term value.”
The company is reducing its guidance for 2020 organic capital and exploratory spending by 20% to $16 billion. Reductions are expected to occur across the portfolio and are estimated as follows:

•	$2 billion in upstream unconventionals, primarily in the Permian Basin

•	$700 million in upstream projects and exploration

•	$500 million in upstream base business spread broadly across our U.S. and international assets

•	$800 million in downstream & chemicals and other
Cash capital and exploratory expenditures are expected to decrease by $3.3 billion to $10.5 billion in 2020. Total capital and exploratory spending in the second half of 2020 is expected to be about $7 billion, an annual run rate 30% lower than the approved budget announced in December 2019.
Excluding 2020 asset sales and price related contractual effects, the company expects 2020 production to be roughly flat relative to 2019. Note that Chevron’s net production increases about 20 thousand barrels of oil equivalent per day for each $10 movement lower in Brent oil prices due to contractual effects. Permian production by the end of the year is expected to be about 125 thousand barrels of oil equivalent per day, or 20%, below prior guidance.
“The flexibility of our capital program allows us to respond to these unexpected market conditions by deferring short-cycle investments and pacing projects not yet under construction,” said Jay Johnson, Executive Vice President of Upstream, “At the same time, we are focused on completing projects already under construction that will start-up in future years while preserving our capability to increase short-cycle activity in the Permian and other areas when prices recover.”
In addition to reducing capital expenditures, the company is taking other actions to support its industry leading balance sheet including:

•	The $5 billion annual share repurchase program has been suspended after repurchasing $1.75 billion of shares during the first quarter.

•
The company completed the sale of its interest in the Malampaya field in the Philippines with proceeds over $500 million received in the first quarter. In April, the company expects to close the sale of its upstream interests in Azerbaijan and its interest in a related pipeline.

•	The company continues to execute its plans to reduce run-rate operating costs by more than $1 billion by year-end 2020.
“Chevron’s financial priorities remain unchanged,” said Chevron Chief Financial Officer Pierre Breber. “Our focus is on protecting the dividend, prioritizing capital that drives long term value, and supporting the balance sheet.”
Future Financial and Operating Results
Recent decreases in commodity prices, as a result of COVID-19 impacts on reduced demand and geopolitical pressures increasing supply, are expected to negatively impact the company’s future financial and operating results. Due to the rapidly changing environment, there continues to be uncertainty and unpredictability around the impact on our results, which could be material. We expect to provide further updates in the company's first quarter 2020 earnings press release, earnings call, and Form 10-Q.

About Chevron
Chevron Corporation is one of the world's leading integrated energy companies. Through its subsidiaries that conduct business worldwide, the company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power; and develops and deploys technologies that enhance business value in every aspect of the company's operations. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

Contact: Braden Reddall -- +1 925-842-2209

As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron's operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as "anticipates," "expects," "intends," "plans," "targets," "forecasts," "projects," "believes," "seeks," "schedules," "estimates," "positions," "pursues," "may," "could," "should," "will," "budgets," "outlook," "trends," "guidance," "focus," "on schedule," "on track," "is slated," "goals," "objectives," "strategies," "opportunities," "poised," "potential" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company's control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company's joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company's operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company's control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company's future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to effect future dividends and share repurchases; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading "Risk Factors" on pages 18 through 21 of the company's 2019 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.